Exhibit 99.1


Contact: Dawn Wheeler                   Vice President, Investor Relations
                                        Sterling Commerce, Inc.
                                        (614) 793-7000

STERLING COMMERCE ANNOUNCES STOCK REPURCHASE PROGRAM

       Columbus, Ohio, March 1, 1999 - Sterling Commerce, Inc. (NYSE:SE), a leading worldwide provider of business-to-business electronic commerce (EC) software and services, today announced that its Board of Directors has approved a stock repurchase program authorizing the repurchase by the company of up to five million shares of its outstanding common stock. Purchases will be made from time to time as market and business conditions warrant, in open market, negotiated or block transactions. Sterling Commerce has approximately 95 million shares of common stock outstanding.

       "Recent market conditions have created an attractive opportunity to repurchase our shares," said Warner C. Blow, president and chief executive officer. "We believe our stock is undervalued at this time and this program confirms our confidence in the company and its future."

About Sterling Commerce

       Sterling Commerce is a leading global provider of business-to-business electronic commerce software and value-added services. A Forbes 500 company, Sterling Commerce is ranked as one of the Top 100 technology companies by The Red Herring, a magazine that covers the business of technology. Sterling Commerce has been providing electronic commerce solutions for 25 years, and has 37 office locations and more than 40 distributors worldwide. Sterling Commerce had 1998 revenues of more than $490 million, and has more than 42,000 customers worldwide supported by its 2,300 employees. For more information, visit the Sterling Commerce website at www.sterlingcommerce.com.